EXHIBIT 10.1

AGREEMENT

This AGREEMENT, dated as of May 13, 2014 (this “Agreement”), is by and among Aaron’s, Inc., a Georgia corporation (the “Company”), the entities and natural persons listed on Schedule A hereto (collectively, the “Vintage Group”) and Matthew E. Avril (each of the Company, the members of the Vintage Group and Mr. Avril, a “Party” to this Agreement and, collectively, the “Parties”).

WHEREAS, the Vintage Group Economically Owns (as defined below) shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 7,277,000 shares, or approximately 10.1% of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, the Company and the Vintage Group have agreed that it is in their mutual interest to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

REPRESENTATIONS

SECTION 1.1 Representations and Warranties of the Vintage Group. Each member of the Vintage Group represents and warrants that (a) this Agreement and the performance by each member of the Vintage Group of its obligations hereunder (i) has been duly authorized, executed and delivered by such member, and is a valid and binding obligation of such member, enforceable against such member in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in any member of the Vintage Group (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of any member of the Vintage Group, as amended, or any provision of any agreement or other instrument to which any member of the Vintage Group or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument and (b) as of the date of this Agreement, the Vintage Group Economically Owns in the aggregate 7,277,000 shares of Common Stock as is accurately and completely set forth (including, without limitation, as to the form of ownership) on Schedule A hereto and no member of the Vintage Group or any of its Affiliates Economically Owns any other securities of the Company.

SECTION 1.2 Representations and Warranties of the Company. The Company represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of the Company, as amended, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.

ARTICLE II

COVENANTS

SECTION 2.1 Directors.

(a) As promptly as practicable following the date of this Agreement, and in any event within five (5) business days, the Board of Directors of the Company (the “Board”) shall (i) increase the size of the Board from eight (8) to nine (9) directors and (ii) appoint Brian R. Kahn as a director of the Company to serve on Class I of the Board. At the Company’s 2014 annual shareholders’ meeting (the “2014 Annual Meeting”), the Board will nominate Mr. Kahn for election to the Board and will recommend in the Company’s definitive proxy statement in connection with the 2014 Annual Meeting that the Company’s shareholders vote to elect Mr. Kahn at the 2014 Annual Meeting. Mr. Kahn acknowledges and agrees that, as a director of the Company, he will have the same fiduciary duties under Georgia law to the Company and its shareholders as each member of the Board. Within thirty (30) days after the 2014 Annual Meeting, the Board shall increase its size from nine (9) to ten (10) directors and use its best efforts to appoint Matthew E. Avril as a director. If Mr. Avril is unwilling or unable for any reason to serve as a director, the Vintage Group and the Board shall mutually agree on a replacement director who qualifies as an “independent director” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange and the Board shall use its best efforts to appoint such director as promptly as practicable.

(b) If, prior to the conclusion of the Company’s 2015 annual shareholders’ meeting (the “2015 Annual Meeting”), the Board is expanded to more than ten (10) directors for any reason, then the Vintage Group shall have the right to designate a new independent (for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange) director, who shall be reasonably acceptable to the Board. Promptly upon identifying and agreeing on such new director, and in any event with five (5) business days, the Board shall take all action necessary to appoint such director to the Board. In no event will the Board be expanded beyond twelve (12) members at any time prior to the conclusion of the 2015 Annual Meeting.

(c) By entering into this Agreement, each director appointed to the Board pursuant to Section 2.1(a) and Section 2.1(b) (and any replacements therefor) (the “Director Designees”) hereby irrevocably agrees to tender his or her resignation as a member of the Board and the

Vintage Group agrees to use its reasonable best efforts to cause any such Director Designee to tender such resignation on the earliest of (x) the date that the Vintage Group, together with its Affiliates, does not Economically Own 5% or more of the Common Stock outstanding at such time and (y) the date on which any member of the Vintage Group proposes (or joins a group that proposes) a slate of nominees for election as directors at the 2015 Annual Meeting or any other meeting. For the avoidance of doubt, the Board shall have the discretion to not accept any such resignation, but there shall be no restriction on the ability of any Director Designee to resign from the Board at any time.

(d) The Company agrees that through the conclusion of the 2015 Annual Meeting, if any Director Designee voluntarily resigns as a director of the Company or is unable to serve as a director of the Company due to death or incapacity or due to any removal for cause, then the Company and the Vintage Group shall work in good faith to agree upon a mutually acceptable replacement who qualifies as an “independent director” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange. For the avoidance of doubt, any replacement Director Designee shall be subject to the Board’s good faith customary due diligence process, including review of a Directors’ and Officers’ questionnaire, background check and interviews and shall enter into a confidentiality agreement having the same terms as the confidentiality agreement entered into by the director he or she is replacing. No person other than Messrs. Kahn or Avril (who have executed this Agreement) may be a Director Designee unless he or she has executed a joinder to this Agreement with respect to the obligations set forth in Section 2.1(c). For as long as one or more Director Designees are serving as directors on the Board, each other director of the Company will also be required to sign a confidentiality agreement having the same terms as the confidentiality agreement entered into on the date hereof between Mr. Kahn and the Company (the form of which is attached as Exhibit C), and the Company shall cause such other directors to enter into such confidentiality agreement within five (5) days of the date of this Agreement.

(e) The Board and the Company shall have no obligation to nominate any Director Designee for election at the 2015 Annual Meeting. Prior to the first day of the advance notice period for shareholders to nominate directors for election at the 2015 Annual Meeting, the Company shall notify the Vintage Group if it determines to not nominate any of the Director Designees(s) for election at the 2015 Annual Meeting.

(f) For the avoidance of doubt, the Vintage Group does not have any obligation to support the nomination of, or to vote for, any Director Designee (or vote for or against any other matter) at the 2015 Annual Meeting.

SECTION 2.2 Operating Committee. As promptly as practicable following the date of this Agreement, and in any even within ten (10) business days, the Board shall form a new Operational and Financial Advisory Committee (the “Committee”). The Committee’s charter shall be in the form attached to Exhibit A. The Committee may be disassembled by the Board upon the earliest of (x) such time as Mr. Kahn no longer serves as a director on the Board for any reason, (y) such time as Mr. Kahn is required to resign as a director pursuant to Section 2.1(c) and (z) the date of the 2015 Annual Meeting. Mr. Ronald Allen, Mr. Ray Robinson and

Mr. Kahn shall be the inaugural members of the Committee, and Mr. Kahn shall be offered membership on the Committee (to the extent it is constituted) at all times that he is serving on the Board. Vacancies on the Committee shall be filled by the Board.

SECTION 2.3 Board Declassification. The Board shall take all action necessary to provide shareholders with a binding vote to declassify the Board at the 2014 Annual Meeting. If, in the Board’s good faith determination, it is not possible to hold such a vote at the 2014 Annual Meeting, then the Board shall call and hold a special shareholders’ meeting for the purpose of providing shareholders with a binding vote to declassify the Board. Any declassification of the Board shall not shorten the term of any existing director. The Company covenants and agrees that at least a majority of the directors will stand for election at the 2015 Annual Meeting.

SECTION 2.4 Annual Meeting Dates.

(a) The Company will use its reasonable best efforts to call and hold the 2014 Annual Meeting no later than June 30, 2014.

(b) The Company will use its reasonable best efforts to call and hold the 2015 Annual Meeting no later than June 15, 2015.

SECTION 2.5 Actions by the Vintage Group.

(a) Each member of the Vintage Group agrees that (i) prior to the conclusion of the 2015 Annual Meeting, it shall not, and shall cause its Affiliates not to, unless specifically requested or authorized in writing by a resolution of the Board, directly or indirectly, seek to call, request the call of, or call, or support in any way the calling of, a special meeting of the shareholders of the Company and (ii) with respect to any special meeting of the shareholders of the Company held prior to the 2015 Annual Meeting, it shall cause, and shall cause its Affiliates to cause, all shares of Common Stock or any other securities of the Company for which it or they have the right to vote to be voted at such special meeting of shareholders or at any adjournments or postponements thereof in accordance with the recommendation of the Board. It is understood and agreed that this Section 2.5 shall not in any way prohibit the Vintage Group from proposing (or joining a group proposing) (A) a slate of nominees for election as directors at the 2015 Annual Meeting or (B) any other business at the 2015 Annual Meeting.

(b) Each member of the Vintage Group shall cause, and shall cause its respective Affiliates to cause, all shares of Common Stock or any other securities of the Company for which it or they have the right to vote to be present for quorum purposes and to be voted at the 2014 Annual Meeting, or at any adjournments or postponements thereof, in accordance with the recommendation of the Board on all proposals of the Board set forth in the Company’s definitive proxy statement filed in connection with the 2014 Annual Meeting (all of which matters are set forth in the Company’s preliminary proxy statement on file with the Securities and Exchange Commission on the date of this Agreement).

SECTION 2.6 Additional Representations and Agreements by the Parties.

(a) The members of the Vintage Group and the Company shall promptly disclose the existence of this Agreement after its execution pursuant to a joint press release in the form attached hereto as Exhibit B, and shall file such agreement as an exhibit to Form 8-K and as an amendment to the Schedule 13D filed by certain members of the Vintage Group. Subject to applicable law, none of the Parties shall disclose the existence of this Agreement until the joint press release is issued.

(b) The Company acknowledges that:

(i) as of the date of this Agreement, Messrs. Kahn and Avril each qualify as an “independent director” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange; and

(ii) for purposes of determining whether any Director Designee is in compliance with any stock ownership guidelines of the Company relating to the amount of shares of Common Stock required to be owned by the Company’s directors, the Physical Shares of Common Stock that are Beneficially Owned by the members of the Vintage Group together with their Affiliates shall be included in any such determination.

(c) Until the earlier of (x) the resignation (or required resignation) of the Director Designee(s) pursuant to Section 2.1(c) or (y) the conclusion of the 2015 Annual Meeting, no member of the Vintage Group shall, and each member of the Vintage Group shall cause its respective Affiliates not to, make, or cause to be made, any comments or statements by press release or similar public statement to the press, securities analysts or media, or in any Securities and Exchange Commission filing, that disparages the Company, its partners, officers, directors or employees or the Company’s businesses, operations, strategic plans or strategic direction. Until the earlier of (x) the resignation of the Director Designee(s) pursuant to Section 2.1(c) or (y) the conclusion of the 2015 Annual Meeting, neither the Company nor any of its officers or directors shall make, or cause to be made, by press release or similar public statement, including to the press, securities analysts or media, or in any Securities and Exchange Commission filing, any statement or announcement that disparages any member of the Vintage Group or their respective officers, directors or employees. The foregoing shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or if the comments or statements of the type covered by this Section 2.6(c) are required to be made by law or regulation.

(d) Upon the execution of this Agreement by the Parties, the Vintage Group shall be deemed to have terminated the pending proxy contest with respect to the election of directors at the 2014 Annual Meeting and shall take no further action in that regard.

SECTION 2.7 Mutual Release. To the extent permitted by law, the Company, on the one hand, and the members of the Vintage Group, on the other hand, on behalf of themselves and for all of their past and present affiliated, associated, related, parent and subsidiary entities, joint ventures and partnerships, successors, assigns, and the respective owners, officers, directors, partners, members, managers, principals, parents, subsidiaries, predecessor entities, agents, representatives, employees, shareholders, advisors, consultants, attorneys, heirs, executors, administrators, successors and assigns of any such person or entity, security holders of any such person or entity, and any other person claiming (now or in the future) through or on behalf of any of such persons or entities (collectively “Released Persons”), irrevocably and unconditionally release, settle, acquit and forever discharge the other and all of their Released Persons, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise including, without limitation, attorney’s fees or court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, in their own right, representatively, derivatively or in any other capacity, in law or in equity or liabilities of whatever kind or character, arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction (the “Claims”), that have arisen or arise now and relate in any manner to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions embraced, involved, arising out of, set forth in or otherwise related in any way to the Company’s or the Vintage Group’s disclosure filings made on or prior to the date of this Agreement with respect to Vintage, the Company, Vintage’s proxy contest at the 2014 Annual Meeting, the 2014 Annual Meeting or the Company’s nomination of directors for election at the 2014 Annual Meeting (collectively, the “Released Claims”); provided, however, this release and waiver of Claims shall not include claims (i) to enforce the terms of this Agreement (ii) related to Kenneth Butler or (iii) that are unknown as of the date hereof.

ARTICLE III

OTHER PROVISIONS

SECTION 3.1 Specific Performance; Other Remedies.

(a) Each Party hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof solely and exclusively in the Business Case Division of the Fulton County Superior Court, State of Georgia or, if such court does not accept jurisdiction, then any state or federal court in the State of Georgia or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b) Each Party agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in the Business Case Division of the Fulton County Superior Court, State of Georgia, or, if such court does not accept jurisdiction then any state or federal court in the State of Georgia, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.4 will be effective service of process for any such action, suit or proceeding brought against any Party in any such court. Each Party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the Business Case Division of the Fulton County Superior Court, State of Georgia, or, if such court does not accept jurisdiction then any state or federal court in the State of Georgia, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

(c) Each Party agrees, on behalf of itself and its Affiliates, that any controversy which may arise under this Agreement is likely to involve difficult and complicated issues, and therefore such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or any confidentiality agreement entered into in connection with the matters contemplated herein, or the breach, termination or validity of this Agreement or any such confidentiality agreement or the matters contemplated herein. Each Party hereby certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented expressly or otherwise that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such Party understands and has considered the implications of this waiver, (iii) such Party makes this waiver voluntarily and (iv) such Party has been induced to enter into this Agreement and any confidentiality agreement entered into in connection with the matters contemplated herein by, among other things, the mutual waivers and certifications set forth in this Section 3.1.

SECTION 3.2 Entire Agreement. This Agreement (together with any confidentiality agreement(s) entered into by Mr. Kahn and any other Director Designees) contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties. No rights under this Agreement shall be deemed waived absent a written waiver by the Party granting the waiver.

SECTION 3.3 Definitions. For purposes of this Agreement:

(a) The term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that the term “Affiliate” shall not include any portfolio or operating company of any member of the Vintage Group. For purposes of this Agreement, the members of the Vintage Group, on the one hand, and the Company, on the other, shall not be deemed to be Affiliates of each other.

(b) The terms “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” shall have the same meanings as set forth in Rule 13d-3 (“Rule 13d-3”) promulgated by the SEC under the Exchange Act. The terms “Economic Owner,” “Economically Own” and “Economic Ownership” shall have the same meanings as “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” except that a person will also be deemed to “Economically Own,” to be the “Economic Owner” and to have “Economic Ownership” of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock.

(c) “Physical Shares” means, with respect to a person or entity, shares Beneficially Owned by such person or entity as to which such person or entity directly or indirectly has voting and investment power and which are held either of record by such person or entity or through a broker, dealer, agent, custodian or other nominee that is the holder of record of such shares. For the avoidance of doubt, it is understood that (i) “Physical Shares” shall not include shares Beneficially Owned by such person or entity solely as a result of the operation of (x) clauses (i) and (ii) of Section 3.3(b) or (y) Rule 13d-3(d)(1)(i)(A)-(B), and (ii) the fact that shares are held in a margin account or are pledged as collateral pursuant to customary loan documentation shall not result in such shares not being considered Physical Shares unless and until such shares are liquidated pursuant to a margin call or otherwise foreclosed upon by the applicable broker, lender or other third party.

SECTION 3.4 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile, when such facsimile is transmitted to the facsimile number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Aaron’s, Inc.

309 East Paces Ferry Road, N.E.

Atlanta, Georgia 30305

Facsimile: [redacted]

Attention: Robert Kamerschen, Esq.

with a copy to:

Greenberg Traurig, LLP

200 Park Ave.

New York, New York 10166

Facsimile: (212) 805-5555

Attention: Dennis J. Block, Esq.

if to the Vintage Group:

Vintage Capital Management, LLC

4705 South Apopka Vineland Road, Suite 210

Orlando, Florida 32819

Facsimile: (208) 728-8007

Attention: Brian R. Kahn

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Facsimile: (650) 493-6811

Attention: Bradley L. Finkelstein, Esq. and David J. Berger, Esq.

SECTION 3.5 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to any conflict of law provisions thereof.

SECTION 3.6 Further Assurances. Each Party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other Parties in order to effectuate fully the purposes, terms and conditions of this Agreement.

SECTION 3.7 Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns, and nothing in this Agreement is intended to confer on any person other than the Parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The rights and obligations under this Agreement may not be transferred without the consent of the other Parties and any transfer in violation of this sentence shall be null and void.

SECTION 3.8 Fees and Expenses. Within five (5) business days, the Company shall reimburse the Vintage Group for all reasonable expenses in an amount not to exceed $1,500,000 incurred by them in connection with, among other things, the execution and delivery of this Agreement, preparation for and conduct of the pending proxy contest with respect to the election of directors at the 2014 Annual Meeting and its Schedule 13D. Except as set forth in the preceding sentence, each Party shall bear all fees and expenses incurred by such Party in connection with this Agreement and the circumstances giving rise hereto, and no Party shall seek or be entitled to reimbursement of any such fees and expenses from the other Party.

SECTION 3.9 Counterparts; Miscellaneous. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings used herein are for convenience only and the Parties agree that such headings are not to be construed to be part of this Agreement or to be used in determining the meaning or interpretation of this Agreement. Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter or feminine gender and vice versa. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, then the remainder of this Agreement will continue in full force and effect so long as the remaining provisions do not fundamentally alter the relations among the Parties.

SECTION 3.10 Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

COMPANY: AARON’S, INC.

By:	/s/ Ronald Allen
Name:	Ronald Allen
Title:	Chief Executive Officer

THE VINTAGE GROUP: VINTAGE CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	Manager

KAHN CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	Manager and Sole Member

BRIAN R. KAHN

/s/ Brian R. Kahn

MATTHEW E. AVRIL

/s/ Matthew E. Avril

SCHEDULE A

As of May 13, 2014, the Vintage Group Economically Owns, in the aggregate, 7,277,000 shares of Common Stock.

The persons and entities that own such shares and the number of shares that they Economically Own are set forth below.

Person or Entity	Shares of Common Stock Economically Owned
Vintage Capital Management, L.L.C.	7,277,000
Kahn Capital Management, L.L.C.
Brian R. Kahn

EXHIBIT A

AARON’S, INC.

OPERATIONAL AND FINANCIAL ADVISORY COMMITTEE CHARTER

PURPOSE/DUTIES/RESPONSIBILITY

The primary purpose of the Operational and Financial Advisory Committee (the “Committee”) is to act as an advisory committee to assist Aaron’s, Inc. (the “Company”) and the Company’s Board of Directors (the “Board”) by generating and sharing ideas and methodologies, in respect of operational matters, capital allocation, strategic transactions, management succession, franchisee relations (or any other areas the Committee deems appropriate), that the Committee members believe will benefit the Company.

COMPOSITION

The Committee shall be composed of three members. The inaugural members of the Committee shall be Ray Robinson, Ronald Allen and Brian Kahn. Vacancies on the Committee shall be filled by majority vote of the Board except that Brian Kahn shall remain a member of the Committee until the earlier of (x) the 2015 Annual Meeting or (y) his departure from the Company’s Board.

MEETINGS

The Committee shall hold monthly in-person meetings (but, if impracticable, one or more members may join by telephone). Additional meetings can be called at reasonable intervals by any member of the Committee, subject to reasonable notice being given to all committee members. It is anticipated that in the first two months of the Committee’s formation, the Committee will hold at least two meetings per month.

Two members will constitute a quorum for a meeting. Each committee member will endeavour to participate in all Committee meetings. Subject to the restrictions in any confidentiality agreement between a committee member and the Company, in connection with any Committee meeting any Committee member can ask to be provided with any documents regularly maintained by the Company, provided that such a request shall be made in a reasonable manner and allow the Company adequate time to provide such documentation.

Whenever, at any Committee meeting, any member expresses the opinion that a matter discussed should be presented to the Board, it shall be so presented at the next regularly scheduled Board meeting. Each Committee member shall be free to express his own ideas and recommendations (orally or in writing) to the Board or to any other director at any time. The Board will give due consideration to matters presented by the Committee and the Committee will give due consideration to matters presented by its members, but the Board and/or, where appropriate, the Committee, need not implement any suggestion presented by the Committee or its members.

The Board shall be free to take whatever actions it deems necessary or appropriate and shall not be required to submit any matters to the Committee before deliberating or taking action in respect of such matters. Any director may submit or refer any matter to the Board and is not required first to submit such matter to the Committee.

By majority vote of the Committee, the Committee can, if it wishes, retain such advisers as it deems appropriate but is not obligated to do so; provided, however, that the Committee is not authorized to spend in excess of $50,000 on aggregate advisory fees without the approval of a majority of the Board.

LIMITATION OF COMMITTEE’S ROLE

Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or the members of the Committee. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is permitted to adopt, by majority vote approved by the Board, such additional procedures and standards as it deems necessary from time to time to fulfil its responsibilities.

MINUTES

The Committee can, if it wishes, but is under no obligation to, keep records or minutes of its discussions.

EXHIBIT B

JOINT PRESS RELEASE

FOR IMMEDIATE RELEASE

Aaron’s, Inc. Reaches Agreement With Vintage Capital Management

Brian R. Kahn and Matthew E. Avril to Join Aaron’s Board of Directors

ATLANTA and ORLANDO, Fla., May 13, 2014 – Aaron’s, Inc. (NYSE: AAN), the leading lease-to-own specialty retailer that offers flexible payment options for credit-challenged individuals, today announced that it has reached an agreement with Vintage Capital Management, LLC (“Vintage”), the Company’s second largest shareholder. Pursuant to the agreement, Aaron’s will expand the size of its Board from eight to ten directors. Brian R. Kahn, Managing Member of Vintage, has been appointed to the Board, effective May 20, 2014, and included in the Company’s slate of director nominees for election at the 2014 Annual Meeting of Shareholders. In addition, within 30 days following the 2014 Annual Meeting, Matthew E. Avril, former President of the Hotel Group of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), will be appointed to the Board.

Ray M. Robinson, Chairman of the Aaron’s Board, said, “We continue to engage in active dialogue with our shareholders and greatly appreciate the support we have received. We look forward to working with Brian and Matt as we integrate the Progressive Finance acquisition and execute Aaron’s strategic plan to improve our business and deliver lasting value for Aaron’s shareholders.”

Mr. Kahn said, “Aaron’s has taken and will continue to take important steps to enhance its industry leading growth and profitability profile. I have been involved with Aaron’s for many years, as a franchisee, as a large shareholder and now as a Board member. Matt and I look forward to working with our fellow Aaron’s directors to help fully realize the potential of this great Company.”

Under the terms of the agreement, Vintage has agreed to vote its shares in support of all of the Board’s director nominees at the 2014 Annual Meeting. In addition, the Board has formed a new Operational and Financial Advisory Committee that will provide input on matters related to Aaron’s core business. The founding members of the Committee will be Ray Robinson, Ron Allen and Brian Kahn. Aaron’s will also continue to review its corporate governance practices as well as work to explore opportunities, as appropriate, to reduce its operating expenses.

The complete agreement with Vintage will be filed on a Form 8-K with the Securities and Exchange Commission.

Brian R. Kahn

Brian R. Kahn founded and has served as the investment manager of Vintage and its predecessor since 1998. Mr. Kahn has served as Chairman of API Technologies Corp. (“API”) since January

2011; from January 2011 to August 2012, Mr. Kahn also served as Chief Executive Officer of API. From October 2011 to July 2012, Mr. Kahn was a director of Integral Systems, Inc. From September 2009 to April 2010, Mr. Kahn was the Chairman of White Electronic Designs Corporation. Earlier in his career, Mr. Kahn was the owner of Rosey Rentals L. P., which at the time was the second-largest franchisee of Aaron’s, Ace TV Rental and Choice Rent-to-Own.

Matthew E. Avril

Matthew E. Avril retired from Starwood in December 2012, where he had served as President, Hotel Group since September 2008. Mr. Avril was responsible for hotel operations worldwide for Starwood’s nine hotel brands, consisting of approximately 1,100 properties in more than 97 countries. Mr. Avril also oversaw Starwood’s global sales organization. Mr. Avril began his career with Starwood in 1989 through Vistana, Inc., the predecessor to Starwood Vacation Ownership. Mr. Avril is a director of API and Zentila.

About Aaron’s, Inc.

Aaron’s, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, has more than 2,130 Company-operated and franchised stores in 48 states and Canada. Aaron’s was founded in 1955, is headquartered in Atlanta and has been publicly traded since 1982. For more information, visit www.aarons.com. Aaron’s, Inc. includes the Aarons.com and ShopHomeSmart.com brands.

About Vintage Capital Management, LLC

Vintage Capital Management, LLC is a value-oriented, operations-focused private and public equity investor specializing in the aerospace & defense, manufacturing and consumer sectors with a 15-year track record of consistently successful returns. Vintage adheres strictly to a capital preservation approach defined by its commitment to control (economic or otherwise); vigilant analysis; structural advantages; and partnership with successful operators well known to Vintage.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.‘s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, forecasts and assumptions of Aaron’s that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include: changes in general economic conditions; the impact of competition; the impact of litigation; changes to customer demand; Aaron’s ability to maintain customer privacy and information security; the cost and time required of Aaron’s management and employees and general disruption to Aaron’s operations associated with responding to any potential proxy contest; the ability to achieve expected synergies and operating efficiencies from the acquisition; the ability to successfully integrate Progressive’s operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the acquisition may be lower than expected; operating costs, customer loss and business disruption may be greater than expected following the acquisition; the retention of certain key employees at Progressive; the amount of the costs, fees, expenses and charges related to the acquisition, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in the

Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. Aaron’s assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Contacts:

Gilbert L. Danielson

Executive Vice President, Chief Financial Officer

404-231-0011

Garet Hayes

Director of Public Relations

678-402-3863

Steve Frankel / Tim Lynch / James Golden

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Brian R. Kahn

Vintage Capital Management, LLC

407-909-8015

EXHIBIT C

Confidentiality Agreement

May [    ], 2014

To: Brian R. Kahn

This letter agreement shall become effective on the date hereof. It relates to an Agreement (the “Agreement”), dated as of the date hereof, by and among Aaron’s, Inc. (the “Company”) and the Vintage Group (as defined therein). Among other things, pursuant to the terms of such Agreement, you, as a director designee of the Vintage Group, will be appointed to the Board of Directors of the Company (the “Board”). The Company may, in its sole discretion, furnish to you, prior to your election to the Board, information that it shares with its directors. You acknowledge that this information and any other non-public information that may furnished to you by or on behalf of the Company at any time is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, such non-public information being furnished to you, your officers, directors and/or employees (and, subject to the restrictions in paragraph 2, your agents, representatives, attorneys and advisors, collectively, “Representatives”), you agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or affiliates that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise) by or on behalf of the Company, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Confidential Information”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth. For the avoidance of doubt, “Confidential Information” includes any information discussed or disseminated at the meetings of the Board or its Committees and any comments or statements made by any director or officer of the Company concerning the Company, the business of the Company or the Company’s affiliates, officers, directors or employees.

1. The term “Confidential Information” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement or in violation of any contractual, legal or fiduciary obligation to or of the Company or by any member of the Vintage Group, (ii) was within your or any of your Representatives’ possession prior to its being furnished to you by or on behalf of the Company or its Representative, (iii) is received from a source other than the Company or any of its Representatives; provided, that in the case of each of (ii) and (iii) above, the source of such information was not, to your knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its subsidiaries with respect to such information at the time the same was disclosed, or (iv) is or was independently developed by you or your Representatives, or on your or their behalf, without reference to or use of any Confidential Information.

2. You hereby agree that you and your Representatives will (a) keep the Confidential Information strictly confidential and (b) not disclose any of the Confidential Information in any manner whatsoever without the prior written consent of the Company; provided, however, that you may disclose any of such information to: (A) your Representatives (i) who need to know such information for the sole purpose of advising you on your investment in or position with the Company and (ii) who are informed by you in advance of the confidential nature of such information and who agree to comply with the use and confidentiality obligations contained in this letter agreement as if they are a party hereto; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto and you agree to take all reasonable measures (including, but not limited to, court proceedings) to cause your Representative to comply with such obligations provided that you will not be so responsible with respect to any such Representative who has executed a copy of this letter agreement as an Additional Signatory and delivered such signed copy to the Company and (B) any member of the Vintage Group subject to the entry by such member to a confidentiality agreement with the Company on substantially the same terms as this letter agreement prior to such disclosure. It is understood and agreed that information or documents that Company management deems “competitively-sensitive” shall not be provided to you or your Representatives if Company management determines you have an adverse competitive interest in respect of such information or the subject matter covered in such documents unless and until you execute an acknowledgement that such information and/or documentation (i) shall be used only in connection with the exercise of your duties as a director of the Company; and (ii) shall not be shared, directly or indirectly, with any business that is a competitor of the Company or with any other person acting as a director, officer, employee or agent of such business. It is understood and agreed that you shall not take any action or fail to take any action with the purpose or effect of waiving attorney client privilege or disclose to your Representatives or any member of the Vintage Group any Legal Advice (as defined below) that may be included in the Confidential Information with respect to which such disclosure would constitute waiver of the Company’s attorney client privilege or attorney work-product; provided, however, that you may provide such disclosure if you have not taken any action or failed to take any action that has the purpose or effect of waiving attorney client privilege with respect to any portion of such Legal Advice and if your outside legal counsel provides the Company with a written opinion that such disclosure will not waive the Company’s attorney client privilege with respect to such Legal Advice. “Legal Advice” as used herein shall be solely and exclusively limited to the legal advice provided by legal counsel and shall not include factual information or the formulation or analysis of business strategy.

3. In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Confidential Information, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by facsimile and certified mail and provide reasonable cooperation so that the Company, at its expense, may seek a protective order or other appropriate remedy. Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena, legal process or other legal requirement that requires discovery, disclosure or production of the Confidential Information if (a) you produce or disclose only that portion of the Confidential Information which your outside legal counsel advises you is legally required to be so produced or disclosed; or (b) the Company consents in writing to having the Confidential

Information produced or disclosed pursuant to the subpoena, legal process or other legal requirement. In no event will you or any of your Representatives oppose any action by the Company to obtain a protective order, motion to quash or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. It is understood that there shall be no “legal requirement” requiring you to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to, the common stock of the Company (including, for the avoidance of doubt, any agreement or understanding with respect to the voting or the granting or withholding of consent with respect to any common stock of the Company or otherwise proposing or making an offer to do any of the foregoing). Before filing any document with the SEC or other governmental or regulatory body in which you intend to include Confidential Information that you believe is legally required to be included in such a filing, you will obtain the advice of your outside counsel to the effect that the Confidential Information is legally required to be included in such filing.

4. You acknowledge that (a) none of the Company or any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and (b) none of the Company or any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom. You shall give reasonable advance notice to the Chairman of the Board before you or your Representatives directly or indirectly initiate contact or communication with any executive or employee of the Company concerning Confidential Information, or seek any information in connection therewith from any such person.

5. All Confidential Information shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time upon the request of the Company for any reason, you will promptly return to the Company all hard copies of the Confidential Information and permanently erase or delete all electronic copies of the Confidential Information in your or any of your Representative’s possession or control; provided, however, that you will not be obligated to return or destroy any Confidential Information to the extent otherwise required by law, legal, regulatory or judicial process or any internal compliance policy or procedure relating to the backup storage of data (so long as such backup storage is not readily accessible in the ordinary course). Notwithstanding the return or erasure or deletion of Confidential Information, you and your Representatives will continue to be bound by the obligations contained herein.

6. You acknowledge, and will advise your Representatives, that the Confidential Information may constitute material non-public information under applicable federal and state securities laws, and that you shall not, and you shall use your reasonable best efforts to ensure that your Representatives, while such information constitutes material non-public information, do not, trade or engage in any derivative or other transaction, on the basis of such information in violation of such laws.

7. You hereby represent and warrant to the Company that this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms.

8. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

9. You acknowledge that the value of the Confidential Information to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. In the event of an actual or threatened violation of this letter agreement, in addition to any and all other remedies which may be available to the Company, you expressly consent to the Company seeking enforcement of this letter agreement by injunctive relief or specific performance, without proof of actual damages or posting of a bond.

10. Each party hereto agrees, on behalf of itself and its affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in the Business Case Division of the Fulton County Superior Court, State of Georgia, or, if such court does not accept jurisdiction, any state or federal court in the State of Georgia, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 12 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in any state or federal court in the State of Georgia, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

11. This letter agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

12. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Aaron’s, Inc.

309 East Paces Ferry Road, N.E.

Atlanta, Georgia 30305

Facsimile: [redacted]

Attention: Robert Kamerschen, Esq.

with a copy to:

Greenberg Traurig, LLP

200 Park Ave.

New York, New York 10166

Facsimile: (212) 805-5555

Attention: Dennis J. Block, Esq.

if to Brian R. Kahn:

c/o Vintage Capital Management, LLC

4705 South Apopka Vineland Road, Suite 210

Orlando, Florida 32819

Facsimile: (208) 728-8007

Attention: Brian Kahn

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Facsimile: (650) 493-6811

Attention: Bradley L. Finkelstein, Esq. and David J. Berger, Esq.

13. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

14. This letter agreement may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company.

16. This letter agreement shall expire one year from the date on which the undersigned ceases to be a director of the Company.

17. No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

18. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this agreement, and that it has executed the same with the advice of such independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this agreement shall be decided without regards to events of drafting or preparation.

*            *             *

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

AARON’S, INC.

By:
Name:	Ronald Allen
Title:	Chief Executive Officer

Accepted and agreed as of the date first written above:

BRIAN R. KAHN